Exhibit d.9.a

FIRST AMENDMENT TO

SUBADVISORY AGREEMENT

THIS AMENDMENT effective as of the 16th day of November, 2020 amends that certain subadvisory agreement effective May 28, 2019 (the “Agreement”) among Virtus Equity Trust (the “Trust”), an open-end investment company of the series type registered under the Investment Company Act of 1940 (the “Act”) on behalf of its series Virtus SGA Emerging Markets Growth Fund (the “Series”), Virtus Investment Advisers, Inc., a Massachusetts corporation (the “Adviser”) and Sustainable Growth Advisers, LP (the “Subadviser”) as follows:

1.	Virtus SGA New Leaders Growth Fund is hereby added as an additional Series to the Agreement.

2.	The term of this Amendment to the Agreement, taken together with the entire Agreement, with respect to Virtus SGA New Leaders Growth Fund, shall become effective on the date set forth above, and shall continue in effect until December 31, 2021. The term of each of the other Designated Series is unaffected by this Amendment. The Agreement shall continue from year to year thereafter only so long as its continuance has been specifically approved at least annually by the Trustees in accordance with Section 15(a) of the Act, and by the majority vote of the disinterested Trustees in accordance with the requirements of Section 15(c) thereof.

3.	The subadvisory fee for Virtus SGA New Leaders Growth Fund is hereby set forth on Schedule C to the Agreement, Schedule C is hereby deleted and Schedule C attached hereto is substituted in its place to reflect such addition.

4.	Schedule F to the Agreement is hereby deleted and Schedule F attached hereto is substituted in its place to reflect the addition Virtus SGA New Leaders Growth Fund.

5.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used but not defined herein shall have such meanings as ascribed thereto in the Agreement.

6.	This Agreement may be executed in any number of counterparts (including executed counterparts delivered and exchanged by electronic transmission) with the same effect as if all signing parties had originally signed the same document, and all counterparts shall be construed together and shall constitute the same instrument. For all purposes, signatures delivered and exchanged by electronic transmission shall be binding and effective to the same extent as original signatures.

[signature page follows]

VIRTUS EQUITY TRUST

By:	/s/ W. Patrick Bradley
	Name: Title:	W. Patrick Bradley Executive Vice President, Chief Financial Officer & Treasurer

VIRTUS INVESTMENT ADVISERS, INC.

By:	/s/ Francis G. Waltman
	Name: Title:	Francis G. Waltman Executive Vice President

ACCEPTED:

SUSTAINABLE GROWTH ADVISERS, LP

By:	/s/ Daniel Callaway
	Name:	Daniel Callaway
	Title:	Chief Compliance Officer and General Counsel

SCHEDULES:	A.	Operational Procedures
	B.	Record Keeping Requirements
	C.	Fee Schedule
	D.	Subadviser Functions
	E.	Form of Sub-Certification
	F.	Designated Series

2

SCHEDULE C

SUBADVISORY FEE

For services provided to the Trust, the Adviser will pay to the Subadviser a fee, payable monthly in arrears, equal to 50% of the net advisory fee applicable to the Designated Series, calculated as follows:

1.	The total expenses of the Designated Series will be calculated in accordance with the terms of its prospectus, including application of the gross advisory fee.

2.	Such total expenses will be reduced by the application of any applicable fee waiver and/or expense limitation agreement, in accordance with the terms thereof.

3.	The net advisory fee applicable to the Designated Series will then be calculated by subtracting from the gross advisory fee any amount required to be waived under the applicable fee waiver(s) and/or reimbursed under such applicable expense limitation agreement.

4.	In the event that the Adviser waives its entire fee and also assumes expenses of the Designated Series pursuant to an applicable expense limitation agreement, the Subadviser will similarly waive its entire fee and will share in the expense assumption by contributing 50% of the assumed amount.

5.	If during the term of this Agreement the Adviser later recaptures some or all of the fees waived or expenses assumed by the Adviser and the Subadviser together, the Adviser shall pay to the Subadviser a pro rata amount of the fee(s)/expense(s) recaptured that is attributable to the Subadviser’s portion of the original waiver/assumed expense.

3

SCHEDULE F

DESIGNATED SERIES

Virtus SGA Emerging Markets Growth Fund

Virtus SGA New Leaders Growth Fund

4